Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2016, in the Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on September 16, 2016 and related Prospectus of Cerecor Inc. for the registration of 3,886,010 shares of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland

September 16, 2016